                                   EXHIBIT 15

                      RITE AID CORPORATION AND SUBSIDIARIES
                  COPY OF LETTER FROM INDEPENDENT ACCOUNTANTS'
                REGARDING UNAUDITED INTERIM FINANCIAL INFORMATION





The Board of Directors
Rite Aid Corporation
Camp Hill, Pennsylvania

Ladies and Gentlemen:

Re:  Registration Statements No. 333-08071; No. 333-21207; No. 333-39699

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated January 12, 1998 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

/s/ KPMG PEAT MARWICK LLP

Harrisburg, Pennsylvania
January 12, 1998